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                                AMERUS GROUP CO.
               EXHIBIT 12 -- STATEMENT RE: COMPUTATION OF RATIOS
                RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                         PREFERENCE SECURITY DIVIDENDS

                                                              YEARS ENDED DECEMBER 31,
                                              --------------------------------------------------------
                                                2000        1999        1998        1997        1996
                                              --------    --------    --------    --------    --------
                                                                  ($ IN THOUSANDS)
Earnings
  Pre-tax income from continuing
     operations (before minority
     interest)............................    $115,316    $ 97,693    $ 92,465    $ 75,042    $116,445
  Less: Minority interest.................      21,677      28,107      26,919      16,169          --
  Less: Income (loss) from equity
     investees............................       3,481        (603)     (3,791)     13,814      (1,593)
  Add: Distributed income from equity
     investees............................       4,449       1,804         747       4,728       3,671
                                              --------    --------    --------    --------    --------
                                                94,607      71,993      70,084      49,787     121,709
                                              --------    --------    --------    --------    --------
  Fixed charges...........................     313,995     311,584     317,455     101,075      77,958
  Less: Preference security dividend
     requirements not included in net
     income...............................          --          --       4,697         592          --
                                              --------    --------    --------    --------    --------
  Net fixed charges.......................     313,995     311,584     312,758     100,483      77,958
                                              --------    --------    --------    --------    --------
Total Earnings............................    $408,602    $383,577    $382,842    $150,270    $199,667
                                              ========    ========    ========    ========    ========
Fixed Charges
  Interest expense on debt................      14,610      12,229      16,552       9,915      11,704
  Interest credited to deferred annuity
     account balances.....................     282,677     281,063     282,465      81,834      66,254
  Amortization of debt issuance costs.....       1,793       1,538       1,724       1,715          --
  Preference security dividend
     requirements.........................      15,113      16,754      16,714       7,611          --
                                              --------    --------    --------    --------    --------
Total Combined Fixed Charges and
  Preference Security Dividends...........    $314,193    $311,584    $317,455    $101,075    $ 77,958
                                              ========    ========    ========    ========    ========
Ratio of Earnings to Combined Fixed
  Charges and Preference Security
  Dividends...............................        1.30        1.23        1.21        1.49        2.56
                                              ========    ========    ========    ========    ========
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